Exhibit 11

Statement  of Computation of Per Share Earnings

We compute earnings per share using the two-class method in accordance with Accounting Standards Codification Topic No. 260, "Earnings Per Share." The two-class method is an allocation of earnings between the holders of common stock and a company's participating security holders. Our outstanding non-vested shares of restricted stock contain non-forfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. We had no other participating securities at June 30, 2017 or 2016.

Contingently issuable shares associated with outstanding service-based restricted stock units were not included in the earnings per share calculations for the three-month and six-month periods ended June 30, 2017 and 2016 as the vesting conditions had not been satisfied.

The composition of basic and diluted earnings per share were as follows:

(Dollars in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Numerator:
Net income	$834	$14,224	$4,230	$24,793
Less: distributed earnings allocated to non-vested stock	-	(10)	-	(24)
Less: undistributed earnings allocated to non-vested restricted stock	(1)	(42)	(10)	(96)
Numerator for basic earnings per share	$833	$14,172	$4,220	$24,673
Effect of dilutive securities:
Add: undistributed earnings allocated to non-vested restricted stock	1	42	10	96
Less: undistributed earnings reallocated to non-vested restricted stock	(1)	(42)	(10)	(96)
Numerator for diluted earnings per share	$833	$14,172	$4,220	$24,673
Denominator:
Weighted average shares outstanding – basic	43,665,171	43,527,857	43,641,038	43,501,599
Effect of dilutive securities:
Stock options and other awards	10,517	902	8,362	5,910
Weighted average shares outstanding – diluted	43,675,688	43,528,759	43,649,400	43,507,509

Basic earnings per share	$0.02	$0.33	$0.10	$0.57
Diluted earnings per share	$0.02	$0.33	$0.10	$0.57